Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Marcy Graham	Jessica Rowlands
Vice President, Investor Relations & Corporate Communications mgraham@atyrpharma.com 858-223-1163	Feinstein Kean Healthcare jessica.rowlands@fkhealth.com 202-729-4089

ATYR PHARMA ANNOUNCES CHANGE IN LEADERSHIP

SAN DIEGO – July 13, 2015 – aTyr Pharma, Inc. (Nasdaq: LIFE), a biotherapeutics company engaged in the discovery and development of Physiocrine-based therapeutics to address severe rare diseases, today announced the resignation of President and Chief Operating Officer Frederic Chereau to pursue other opportunities, effective immediately.

“On behalf of aTyr, I would like to thank Mr. Chereau for his efforts, and wish him the best in his future endeavors,” said John Mendlein, Ph.D., CEO and executive chairman of aTyr Pharma.

About aTyr Pharma

aTyr Pharma is engaged in the discovery and clinical development of innovative medicines for patients suffering from severe rare diseases using its knowledge of Physiocrine biology, a newly discovered set of physiological modulators. The Company’s lead candidate, Resolaris™, is a first-in-class intravenous protein therapeutic for the treatment of rare myopathies with an immune component. Resolaris™ is currently in a Phase 1b/2 clinical trial in adult patients with facioscapulohumeral muscular dystrophy (FSHD). Trials are planned in additional indications, including early onset FSHD and limb-girdle muscular dystrophy (LGMD) 2B. Trials are also planned for indications in interstitial lung disease (ILD). To protect this pipeline, aTyr built an intellectual property estate comprising 45 issued or allowed patents and over 240 pending patent applications that are solely owned or exclusively licensed by aTyr. aTyr’s key programs are currently focused on severe, rare diseases characterized by immune dysregulation for which there are currently limited or no treatment options. The Company was founded by Professors Paul Schimmel, Ph.D., and Xiang-Lei Yang, Ph.D., two leading aminoacyl tRNA synthetase scientists at The Scripps Research Institute.

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